Exhibit 99.1

News Release
The Boeing Company 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing Reports Second-Quarter EPS of $1.35 and Raises 2007 Outlook

•	Second-quarter revenues rose 14 percent to $17.0 billion on higher airplane deliveries

•	Net income grew to $1.1 billion and EPS increased to $1.35 per share on higher volume and productivity gains

•	Operating cash flow increased 49 percent to $3.6 billion

•	Backlog expanded to a record level of $279 billion

•	2007 revenue, EPS, and cash flow guidance increased on stronger commercial airplanes outlook, more than offsetting higher R&D forecast

Table 1. Summary Financial Results

	2nd Quarter		Change	Six Months		Change
(Millions, except per share data)	2007	2006		2007	2006
Revenues	$17,028	$14,986	14%	$32,393	$29,250	11%
Earnings/(Loss) From Operations	$1,506	($48)[1]	N.M.	$2,815	$911	209%
Operating Margin	8.8%	(0.3%)[1]	9.1 Pts	8.7%	3.1%	5.6	Pts
Reported Net Income/(Loss)	$1,050	($160)[1]	N.M.	$1,927	$532	262%
Reported Earnings/(Loss) per Share	$1.35	($0.21)[1]	N.M.	$2.48	$0.69	259%
Adjusted Earnings per Share * [2]	$1.35	$0.56	141%	$2.47	$1.43	73%
Operating Cash Flow	$3,634	$2,443	49%	$4,362	$4,498	(3%)

[1]	2Q06 results include a legal settlement charge of $571, or $0.77 per share, and an AEW&C charge of $496, or $0.41 per share.
[2]	Adjusted EPS* excludes only the legal settlement and discontinued operations.
*	Non-GAAP measure. A complete definition and reconciliation of Boeing's use of non-GAAP measures, identified by an asterisk (*), is found on page 9, "Non-GAAP Measure Disclosure."

CHICAGO, July 25, 2007 – The Boeing Company’s [NYSE: BA] second-quarter net earnings increased to $1.1 billion, or $1.35 per share, compared to a loss of $160 million, or ($0.21) per share, after charges totaling $1.18 per share a year ago (Table 1). Second-quarter revenues grew 14 percent to $17.0 billion and earnings from operations rose to $1.5 billion, yielding an 8.8 percent operating margin.

Boeing increased its 2007 guidance for revenue, earnings per share and cash flow based on strength in its core businesses and company-wide growth and productivity efforts. These efforts more than offset an increased research and development forecast. Boeing reaffirmed its 2008 outlook.

“Our results and increased outlook reflect strong markets, preferred products and services, and a focus on execution, growth and productivity,” said Boeing Chairman, President, and Chief Executive Officer Jim McNerney. “Our extensive productivity gains enable us to invest to protect key growth programs while still improving our financial performance. In short, we are taking on our challenges directly as we continue to realize this company’s potential.”

This year’s second-quarter results reflect strong performance across the commercial airplane and defense businesses. Last year’s results included charges of $571 million, or $0.77 per share, for a legal settlement and $496 million, or $0.41 per share, related to the Airborne Early Warning & Control (AEW&C) program. Excluding only the legal settlement, adjusted EPS* grew 141 percent, from $0.56 per share to $1.35 per share.

Second-quarter operating cash flow grew 49 percent to $3.6 billion, reflecting higher net earnings, aircraft financing prepayments and working capital management. Free cash flow* grew 53 percent to $3.2 billion after capital expenditures (Table 2).

Table 2. Cash Flow

	2nd Quarter		Six Months
(Millions)	2007	2006	2007	2006
Operating Cash Flow [1]	$3,634	$2,443	$4,362	$4,498
Less Additions to Property, Plant & Equipment	($414)	($333)	($865)	($745)

Free Cash Flow*	$3,220	$2,110	$3,497	$3,753

[1]	Operating cash flow includes a $523 contribution to pension plans in first half of 2007 and $506 in first half 2006.

For the first half of the year, revenues increased 11 percent to $32.4 billion. Earnings increased to $2.48 per share, a $1.79 per share increase over 2006 which included charges for the legal settlement and for AEW&C. Total company backlog at quarter-end reached a record $279 billion, up 27 percent in the last twelve months due to continued strength in commercial airplane orders and additional defense orders.

Cash and investments in marketable securities totaled $10.5 billion at June 30, up 30 percent from $8.1 billion at the end of the first quarter (Table 3). The company increased its share repurchases, spending $620 million for 6.5 million shares during the quarter, leaving $1.4 billion remaining under the current repurchase authorization. Consolidated debt was stable during the quarter.

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	2Q07	1Q07
Cash	$7.1	$4.8
Marketable Securities[1]	$3.4	$3.3

Total	$10.5	$8.1

Debt Balances:
The Boeing Company	$3.9	$3.9
Boeing Capital Corporation	$4.8	$4.8

Total Consolidated Debt	$8.7	$8.7

[1]	Marketable securities consists primarily of investments in high-quality fixed-income and asset-backed securities classified as "short-term investments" and "investments."

Segment Results

Commercial Airplanes

Boeing Commercial Airplanes (BCA) second-quarter revenues increased 22 percent to $8.7 billion, on an 18 percent increase in deliveries to 114 airplanes as well as higher commercial aviation services revenue (Table 4). Operating earnings grew 34 percent to $960 million and operating margins expanded to 11.0 percent. Margins in the latest quarter reflect higher operating leverage and productivity improvements offset by planned R&D spending that was $243 million higher than in the second quarter of 2006. R&D spending in the second quarter was slightly lower than in the first quarter.

While R&D spending is still expected to be lower in the second half of this year than in the first six months, the decline will be less rapid than previously anticipated in order to meet commitments primarily on the 787 program. As a result, Boeing increased its R&D guidance for 2007. BCA expects its growth and productivity gains will more than offset the higher R&D forecast.

Table 4. Commercial Airplanes Operating Results

	2nd Quarter		% Change		Six Months		% Change
(Millions, except deliveries & margin percent)	2007	2006			2007	2006
Commercial Airplanes Deliveries	114	97	18%		220	195	13%

Revenues	$8,707	$7,113	22%		$16,262	$14,166	15%
Earnings from Operations	$960	$719	34%		$1,666	$1,422	17%

Operating Margins	11.0%	10.1%	0.9	Pts	10.2%	10.0%	0.2	Pts

For the first half of the year, BCA revenues rose 15 percent to $16.3 billion on a 13 percent increase in airplane deliveries. Operating earnings grew 17 percent to $1.7 billion and margins expanded to 10.2 percent, driven by higher airplane deliveries and higher aircraft modification services and spares sales.

BCA booked 360 gross orders during the quarter and 549 in the first half. Its contractual backlog rose to a record $208 billion, increasing 47 percent in the last year to more than seven times BCA’s 2006 revenues.

Recent important milestones for the 787 Dreamliner program include rollout of the first airplane and certification of the Dreamlifter aircraft. The program has won 683 firm orders to date from 47 customers. The program is performing the production, testing and integration activities that will lead to its first flight, which is targeted to occur by the end of September. Boeing continues to address and manage pressures with respect to supplier performance, schedule and weight. While the risks inherent in the latter stages of major airplane development programs remain, Boeing continues to expect on-time delivery of the 787 in May 2008, in accordance with its contractual obligations.

Integrated Defense Systems

Boeing Integrated Defense Systems (IDS) revenues rose 3 percent to $8.0 billion on higher aircraft deliveries and higher volume in support services, more than offsetting the loss of reported revenue from last year’s formation of the United Launch Alliance (ULA) joint venture. Operating earnings grew to $854 million and operating margin expanded to 10.7 percent.

For the first half of the year, revenues increased 5 percent to $15.7 billion generating higher operating earnings of $1.6 billion and expanding operating margins to 10.4 percent. IDS results reflect higher volume across all segments combined with productivity improvements, partially offset by the ULA revenue exclusion.

Table 5. Integrated Defense Systems Operating Results

	2nd Quarter		% Change		Six Months			% Change
(Millions, except margin percent)	2007	2006			2007	2006
Revenues
Precision Engagement & Mobility Systems	$3,422	$3,344	2%		$6,703	$6,435		4%
Network & Space Systems	$2,943	$2,937	0%		$5,799	$5,682		2%
Support Systems	$1,616	$1,493	8%		$3,200	$2,843		13%

Total IDS Revenues	$7,981	$7,774	3%		$15,702	$14,960		5%

Earnings (Loss) from Operations
Precision Engagement & Mobility Systems	$406	$(15)[1]	N.M.		$828	$453	[1]	83%
Network & Space Systems	$256	$108	137%		$418	$259		61%
Support Systems	$192	$216	(11)%		$392	$414		(5)%

Total IDS Earnings from Operations	$854	$309	176%		$1,638	$1,126		45%

Operating Margins	10.7%	4.0%	6.7	Pts	10.4%	7.5%		2.9	Pts

[1]

A charge of $496 in 2Q06 due to increased costs on AEW&C reduced IDS margins by 6.4 points in the quarter and 3.3 points for the first six months, and reduced PE&MS margins by 14.8 points in the quarter and 7.7 points for the first six months.

Precision Engagement & Mobility Systems revenues grew 2 percent to $3.4 billion on higher deliveries from the F-15 and Chinook programs, partially offset by lower Apache revenues. Operating margin of 11.9 percent was driven by higher earnings on tactical aircraft and rotorcraft programs, partially offset by lower earnings on international tanker. Margins in last year’s second quarter were affected by the AEW&C charge.

Network & Space Systems achieved significant milestones on development programs such as Future Combat Systems and Wideband Global SATCOM. Second-quarter revenues were $2.9 billion despite the loss of reported revenue from ULA. In the quarter, a commercial Delta launch and proprietary volume offset this reduction. Operating margin grew to 8.7 percent in the quarter reflecting strong performance across the segment’s portfolio of programs.

Support Systems generated strong growth and profitability on its broad business base during the quarter. Revenues increased 8 percent to $1.6 billion and operating margin was 11.9 percent. The higher revenues reflect increased volume on integrated logistics programs and international support programs, while the margins were affected by a less favorable contract mix.

IDS’ backlog at quarter-end was $70.5 billion as progress continued on large multi-year contracts.

Boeing Capital Corporation

Boeing Capital Corporation’s (BCC) portfolio balance at the end of the second quarter was $7.0 billion, down $0.9 billion from the end of the first quarter of 2007 and down 18% from $8.5 billion a year ago on normal run-off, prepayments, asset sales and depreciation. Revenues declined consistent with portfolio reductions and the absence of asset sales from the year-ago period (Table 6). BCC increased pre-tax earnings 13 percent to $70 million on lower asset impairments and lower provisions for losses on receivables. BCC’s debt-to-equity ratio remained steady at 5.0-to-1.

Table 6. Boeing Capital Corporation Operating Results

	2nd Quarter		% Change	Six Months		% Change
(Millions)	2007	2006		2007	2006
Revenues	$209	$243	(14)%	$422	$480	(12)%
Pre-Tax Income	$70	$62	13%	$143	$132	8%

Additional Information

The “Other” segment consists primarily of Boeing Engineering, Operations and Technology and the Connexion business (which was closed at the end of 2006), as well as certain results related to the consolidation of all business units. Other segment expense was $30 million in the second quarter, a significant improvement from $90 million of expense in the same period last year which included Connexion.

Unallocated share-based plans expense was $133 million, down from $248 million in the same period of 2006 due to changes in the company’s long-term compensation plans implemented last year, despite higher stock price appreciation. Pension expense for the quarter was $251 million, of which $141 million was recorded in unallocated expense, and the balance was recorded as expense at BCA and IDS. Boeing’s pension plans are fully funded on a projected benefit obligation basis, and there were no significant cash contributions made during the quarter.

Outlook

The company’s financial guidance summarized in Table 7 reflects strong performance from core businesses, higher commercial airplane deliveries, and company-wide productivity gains. Guidance is increased for 2007 revenue, earnings per share, cash flow, and R&D. Guidance for 2008 is reaffirmed.

Boeing’s 2007 revenue guidance is now approximately $65 billion, up from $64.5 billion to $65 billion, and 2008 revenue guidance is reaffirmed at $71 billion to $72 billion. Earnings-per-share guidance for 2007 is now $4.80 to $4.95 per share, up from $4.55 to $4.75 per share. Guidance for 2008 EPS is reaffirmed at $5.55 per share to $5.75 per share. Operating cash flow for 2007 is now expected to be greater than $6 billion versus prior guidance of greater than $4 billion, and cash flow guidance for 2008 is reaffirmed at greater than $7 billion.

Commercial Airplanes expects to deliver between 440 and 445 airplanes this year, and is sold out. BCA revenue guidance for 2007 has been increased to approximately $33 billion, from a range of $32.5 billion to $33 billion, and operating margin guidance is increased to approximately 10.5 percent from greater than 10 percent. Airplane deliveries in 2008 are expected to be between 515 and 520 and are essentially sold out. Commercial Airplanes’ 2008 revenue is expected to grow to between $39 billion and $40 billion, accompanied by margin expansion to approximately 11 percent. The company expects to deliver more airplanes in 2009 than in 2008.

IDS guidance for 2007 and 2008 is unchanged. Revenue this year is expected to be approximately $31 billion, and operating margins are expected to expand to approximately 11 percent. For 2008, IDS expects revenues to grow to between $32 billion and $33 billion, with operating margins of approximately 11 percent.

Boeing’s research and development forecast for 2007 has been increased to approximately $3.7 billion from between $3.2 billion and $3.4 billion. This increase is due to higher spending than previously forecasted to maintain schedule on the 787 development program. While R&D spending in 2008 is expected to decline to between $2.8 billion and $3.0 billion, certain development program challenges could push spending above that range. Annual capital expenditures are expected to be approximately $1.6 billion in 2007 and in 2008.

The company’s non-cash pension expense is expected to be approximately $1.1 billion for 2007 and approximately $0.9 billion for 2008. The company expects pension expense to continue to decline after the guidance period with 2009 pension expense likely to be approximately half of the 2008 level. Discretionary funding of Boeing’s pension plans is expected to be approximately $500 million per year in 2007 and 2008. The company has already contributed approximately $500 million this year but will continue to evaluate making additional discretionary contributions to its pension plans.

Table 7. Financial Outlook

(Billions, except per share data)	2007	2008
The Boeing Company
Revenues	~ $65	$71 - $72
Earnings Per Share (GAAP)	$4.80 - $4.95	$5.55 - $5.75
Operating Cash Flow[1]	> $6	> $7

Boeing Commercial Airplanes
Deliveries	440 - 445	515 - 520
Revenues	~ $33	$39 - $40
Operating Margin	~ 10.5%	~ 11%

Integrated Defense Systems
Revenues
Precision Engagement & Mobility Systems	~ $13.5	Steady
Network & Space Systems	~ $11.0	Moderate Growth
Support Systems	~ $6.5	Moderate Growth

Total IDS Revenues	~ $31	$32 - $33

Operating Margin
Precision Engagement & Mobility Systems	~ 12.5%	Low Double Digit
Network & Space Systems	~ 8%	High Single Digit
Support Systems	~ 13%	Low Double Digit

Total IDS Operating Margin	~ 11%	~ 11%

Boeing Capital Corporation
Portfolio Size	Lower	Lower
Revenue	~ $0.8	< $0.8
Return on Assets	~ 1.5%	> 1.0%

Research & Development	~ $3.7	$2.8 - $3.0
Capital Expenditures	~ $1.6	~ $1.6

[1]	After forecast pension contributions of $0.5 billion in 2007 and $0.5 billion in 2008.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measures differently. The following definitions are provided:

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Adjusted Earnings per Share

Adjusted earnings per share is defined as GAAP diluted earnings per share adjusted for certain significant charges or credits. Management believes adjusted earnings per share is important to understanding the company’s on-going operations and provide additional insights into underlying business performance. Significant charges or credits are described in the attachments to this release which provide reconciliations between GAAP earnings per share and adjusted earnings per share.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements in this press release include, among others, statements regarding future results as a result of our growth and productivity initiatives, our 2007 and 2008 financial outlook and the benefits of the IDS structure. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans including our company-wide growth and productivity initiatives, production rate increases and decreases (including any reduction in or termination of an aircraft product), availability of raw materials, acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; ability to meet development, production and certification schedules for the 787 program; technical or quality issues in development programs (affecting schedule and cost estimates) or in the satellite industry; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and the timely launch of the 787 program and U.S. and foreign government procurement activities, including the uncertainty associated with the procurement of tankers by the U.S. Department of Defense (DoD) and funding of the C-17 program; the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal and investigatory proceedings; tax settlements with the IRS and various states; U.S. Air Force review of previously awarded contracts; costs associated with the exit of the Connexion by Boeing business; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

# # #

Contact:

Investor Relations: David Dohnalek or Rob Young (312) 544-2140

Communications: Anne Eisele or Todd Blecher (312) 544-2002

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)	Six months ended June 30		Three months ended June 30
	2007	2006	2007	2006
Sales of products	$28,016	$25,050	$14,787	$12,848
Sales of services	4,377	4,200	2,241	2,138

Total revenues	32,393	29,250	17,028	14,986

Cost of products	(22,140)	(20,439)	(11,709)	(10,821)
Cost of services	(3,583)	(3,477)	(1,827)	(1,691)
Boeing Capital Corporation interest expense	(152)	(179)	(73)	(89)

Total costs and expenses	(25,875)	(24,095)	(13,609)	(12,601)

	6,518	5,155	3,419	2,385
Income from operating investments, net	89	53	50	33
General and administrative expense	(1,804)	(2,243)	(976)	(1,162)
Research and development expense, net	(1,988)	(1,487)	(989)	(739)
Gain on dispositions/business shutdown, net		4	2	6
Settlement with U.S. Department of Justice, net of accruals		(571)		(571)

Earnings/(loss) from operations	2,815	911	1,506	(48)
Other income, net	216	192	125	106
Interest and debt expense	(92)	(136)	(46)	(67)

Earnings/(loss) before income taxes	2,939	967	1,585	(9)
Income tax expense	(1,017)	(435)	(536)	(151)

Net earnings/(loss) from continuing operations	1,922	532	1,049	(160)
Net gain on disposal of discontinued operations, net of taxes of $4 and $1	5		1

Net earnings/(loss)	$1,927	$532	$1,050	$(160)

Basic earnings/(loss) per share from continuing operations	$2.52	$0.70	$1.38	$(0.21)
Net gain on disposal of discontinued operations, net of taxes	0.01

Basic earnings/(loss) per share	$2.53	$0.70	$1.38	$(0.21)

Diluted earnings/(loss) per share from continuing operations	$2.47	$0.69	$1.35	$(0.21)
Net gain on disposal of discontinued operations, net of taxes	0.01

Diluted earnings/(loss) per share	$2.48	$0.69	$1.35	$(0.21)

Cash dividends paid per share	$0.70	$0.60	$0.35	$0.30

Weighted average diluted shares (millions)	777.3	792.4	777.0	761.3

The numerator used to compute diluted earnings per share is as follows:
Net earnings/(loss)	$1,927	$532	$1,050	$(160)
Expense related to diluted shares	2	11	2

Total numerator	$1,929	$543	$1,052	$(160)

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	June 30 2007	December 31 2006
Assets
Cash and cash equivalents	$7,156	$6,118
Short-term investments	475	268
Accounts receivable, net	6,038	5,285
Current portion of customer financing, net	450	370
Deferred income taxes	2,924	2,837
Inventories, net of advances and progress billings	8,480	8,105

Total current assets	25,523	22,983
Customer financing, net	7,227	8,520
Property, plant and equipment, net of accumulated depreciation of $11,804 and $11,635	7,985	7,675
Goodwill	3,092	3,047
Other acquired intangibles, net	1,754	1,698
Deferred income taxes	918	1,051
Investments	4,104	4,085
Other assets, net of accumulated amortization of $325 and $272	3,283	2,735

Total assets	$53,886	$51,794

Liabilities and Shareholders' Equity
Accounts payable and other liabilities	$17,174	$16,201
Advances and billings in excess of related costs	11,546	11,449
Income taxes payable	846	670
Short-term debt and current portion of long-term debt	561	1,381

Total current liabilities	30,127	29,701
Accrued retiree health care	7,684	7,671
Accrued pension plan liability	992	1,135
Non-current income taxes payable	732
Other long-term liabilities	400	391
Long-term debt	8,094	8,157
Shareholders' equity:
Common shares, par value $5.00 – 1,200,000,000 shares authorized;
Shares issued – 1,012,261,159 and 1,012,261,159	5,061	5,061
Additional paid-in capital	4,899	4,655
Treasury shares, at cost – 227,102,648 and 223,522,176	(13,131)	(12,459)
Retained earnings	19,810	18,453
Accumulated other comprehensive loss	(7,800)	(8,217)
ShareValue Trust Shares – 31,132,608 and 30,903,026	(2,982)	(2,754)

Total shareholders’ equity	5,857	4,739

Total liabilities and shareholders’ equity	$53,886	$51,794

The Boeing Company and Subsidiaries

Notes to Condensed Consolidated Financial Statements

Summary of Business Segment Data

(Unaudited)

(Dollars in millions)	Six months ended June 30		Three months ended June 30
	2007	2006	2007	2006
Revenues:
Commercial Airplanes	$16,262	$14,166	$8,707	$7,113
Integrated Defense Systems:
Precision Engagement and Mobility Systems	6,703	6,435	3,422	3,344
Network and Space Systems	5,799	5,682	2,943	2,937
Support Systems	3,200	2,843	1,616	1,493

Total Integrated Defense Systems	15,702	14,960	7,981	7,774
Boeing Capital Corporation	422	480	209	243
Other	144	158	72	71
Accounting differences/eliminations	(137)	(514)	59	(215)

Total revenues	$32,393	$29,250	$17,028	$14,986

Earnings from operations:
Commercial Airplanes	$1,666	$1,422	$960	$719
Integrated Defense Systems:
Precision Engagement and Mobility Systems	828	453	406	(15)
Network and Space Systems	418	259	256	108
Support Systems	392	414	192	216

Total Integrated Defense Systems	1,638	1,126	854	309
Boeing Capital Corporation	143	132	70	62
Other	(32)	(151)	(30)	(90)
Unallocated expense	(600)	(1,047)	(348)	(477)
Settlement with U.S. Department of Justice, net of accruals		(571)		(571)

Earnings/(loss) from operations	2,815	911	1,506	(48)
Other income, net	216	192	125	106
Interest and debt expense	(92)	(136)	(46)	(67)

Earnings/(loss) before income taxes	2,939	967	1,585	(9)
Income tax expense	(1,017)	(435)	(536)	(151)

Net earnings/(loss) from continuing operations	1,922	532	1,049	(160)
Net gain on disposal of discontinued operations, net of taxes of $4 and $1	5		1

Net earnings/(loss)	$1,927	$532	$1,050	$(160)

Research and development expense:
Commercial Airplanes	$1,557	$1,056	$769	$526
Integrated Defense Systems:
Precision Engagement and Mobility Systems	220	201	110	98
Network and Space Systems	149	157	76	80
Support Systems	47	48	24	22

Total Integrated Defense Systems	416	406	210	200
Other	15	25	10	13

Total research and development expense	$1,988	$1,487	$989	$739

	Six months ended June 30		Three months ended June 30
Unallocated expense	2007	2006	2007	2006
Share-based plans expense	$(169)	$(443)	$(133)	$(248)
Deferred compensation expense	(63)	(147)	(53)	(38)
Pension	(271)	(180)	(141)	(78)
Post-retirement	(59)	(29)	(27)	(13)
Capitalized interest	(23)	(23)	(14)	(4)
Other	(15)	(225)	20	(96)

Total	$(600)	$(1,047)	$(348)	$(477)

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in millions)	Six months ended June 30
	2007	2006
Cash flows—operating activities:
Net earnings	$1,927	$532
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	191	452
Depreciation	676	714
Amortization of other acquired intangibles	77	40
Amortization of debt discount/premium and issuance costs	6	10
Pension expense	503	317
Investment/asset impairment charges, net	5	19
Customer financing valuation (benefit)/provision	(35)	2
Gain on disposal of discontinued operations	(9)
Gain on dispositions/business shutdown, net		(4)
Other charges and credits, net	73	76
Excess tax benefits from share-based payment arrangements	(107)	(118)
Changes in assets and liabilities –
Accounts receivable	(761)	621
Inventories, net of advances and progress billings	(380)	678
Accounts payable and other liabilities	842	549
Advances and billings in excess of related costs	68	338
Income taxes receivable, payable and deferred	821	396
Other long-term liabilities	(4)	(16)
Pension contributions	(523)	(506)
Accrued retiree health care	13	69
Customer financing, net	1,107	398
Other	(128)	(69)

Net cash provided by operating activities	4,362	4,498

Cash flows—investing activities:
Property, plant and equipment additions	(865)	(745)
Property, plant and equipment reductions	17	23
Acquisitions, net of cash acquired	(75)	(111)
Proceeds from dispositions		108
Contributions to investments	(1,838)	(1,047)
Proceeds from investments	1,611	1,126
Other	(62)

Net cash used by investing activities	(1,212)	(646)

Cash flows—financing activities:
New borrowings	10	1
Debt repayments	(893)	(627)
Stock options exercised, other	151	203
Excess tax benefits from share-based payment arrangements	107	118
Common shares repurchased	(946)	(929)
Dividends paid	(552)	(481)

Net cash used by financing activities	(2,123)	(1,715)

Effect of exchange rate changes on cash and cash equivalents	11	18

Net increase in cash and cash equivalents	1,038	2,155
Cash and cash equivalents at beginning of year	6,118	5,412

Cash and cash equivalents at end of period	$7,156	$7,567

Non-cash investing and financing activities:
Capital lease obligations incurred		$356

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Six months ended June 30			Three months ended June 30
Commercial Airplanes	2007	2006		2007	2006
717		5	(3)		3	(1)
737 Next-Generation	169	142		86	70
747	7	8		4	4
767	6	6		3	3
777	38	34		21	17

Total	220	195		114	97

Note: CommercialAirplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

Integrated Defense Systems
Precision Engagement and Mobility Systems
Chinook (New Builds)	6			1
Apache (New Builds)	8	14		4	5
F/A-18E/F	22	21		11	11
T-45TS	5	7		3	3
F-15	3			3
C-17	8	8		4	4
C-40	2	1		1	1

Network and Space Systems
Delta II	1	1		1	1
Delta IV		2			2
Commercial and Civil Satellites	3	1		1	1
Military Satellites

Contractual backlog (Dollars in billions)		June 30 2007		March 31 2007	December 31 2006
Commercial Airplanes		$207.7		$188.4	$174.3
Integrated Defense Systems:
Precision Engagement and Mobility Systems		21.7		23.1	25.0
Network and Space Systems		9.1		8.9	8.0
Support Systems		9.7		9.8	9.3

Total Integrated Defense Systems		40.5		41.8	42.3

Total contractual backlog		$248.2		$230.2	$216.6

Unobligated backlog		$30.3		$32.1	$33.7

Total backlog		$278.5		$262.3	$250.3

Workforce		157,100		155,000	154,000

The Boeing Company and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjusted Earnings Per Share

(Unaudited)

In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude certain significant charges or credits that are important to an understanding of the company's ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding certain significant charges or credits provides additional insights into underlying business performance. Adjusted earnings per share is not a measure recognized under GAAP. The determination of significant charges or credits may not be comparable to similarly titled measures used by other companies and may vary from quarter to quarter.

Dollars in millions except per share data	Three months ended June 30
	2007	2006
GAAP Diluted earnings per share	$1.35	$(0.21)

Global settlement with U.S. Department of Justice		0.77	a

Adjusted earnings per share * "Core Earnings" per share	$1.35	$0.56

Weighted average diluted shares (millions)	777.0	761.3

a	Represents the net earnings per share impact for the global settlement of the Evolved Expendable Launch Vehicle (EELV) and Druyun matters with the U.S. Department of Justice and reversal of a tax benefit of $16, which was recorded on previous accruals of $44 at 37.3% ($571 pre-tax charge). No tax benefit was recognized relating to the global settlement.

The Boeing Company and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjusted Earnings Per Share

(Unaudited)

In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude certain significant charges or credits that are important to an understanding of the company's ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding certain significant charges or credits provides additional insights into underlying business performance. Adjusted earnings per share is not a measure recognized under GAAP. The determination of significant charges or credits may not be comparable to similarly titled measures used by other companies and may vary from quarter to quarter.

Dollars in millions except per share data	Six months ended June 30
	2007		2006
GAAP Diluted earnings per share	$2.48		$0.69

Global settlement with U.S. Department of Justice			0.74	a

Net gain on Discontinued Operations, Net of Taxes	(0.01	) b

Adjusted earnings per share * "Core Earnings" per share	$2.47		$1.43

Weighted average diluted shares (millions)	777.3		792.4

a	Represents the net earnings per share impact for the global settlement of the Evolved Expendable Launch Vehicle (EELV) and Druyun matters with the U.S. Department of Justice and reversal of a tax benefit of $16, which was recorded on previous accruals of $44 at 37.3% ($571 pre-tax charge). No tax benefit was recognized relating to the global settlement.
b	Represents an after-tax adjustment to the 2004 sale of assets from BCC's Commercial Financial Services to General Electric Capital Corporation.